ANCILLARY AGREEMENT

Agreement dated as of October 10, 2008 by and among Blue Holdings, Inc., a Nevada corporation (“BH”), Paul Guez, the founder of BH (“Founder”), and Headgear, Inc., a Virginia corporation (“HG”).  BH, Founder and HG shall be referred to individually as a “Party” and collectively as the “Parties.”

R E C I T A L S

A.           BH manufactures and sells denim apparel, including jeans under the names “Taverniti,” Antik,” and “Yanuk.”

B.           HG manufactures and sells apparel and footwear.

C.           The parties signed a letter of intent in July 2008, (the “LOI”) regarding the establishment of a joint venture company to co-market designated apparel product lines to selected retailers. Thereafter, to more fully define their rights and obligations the parties entered into a Joint Venture Agreement dated October 10, 2008 (the “JV Agreement”).

D.           As contemplated by the JV Agreement, contemporaneously herewith BH and HG are entering into an Operating Agreement with respect to the governance of Blue Holdings Head Gear JV LLC, a newly formed Delaware limited liability company (the “Company”), in which each of them will have a 50% equity interest.

NOW, THEREFORE, in consideration of the above Recitals and the mutual promises, agreements and covenants set forth in this Agreement, the parties hereto agree as follows:

1. Conversion of BH Preferred Stock.  Upon execution of this Agreement, the Founder will, and will cause certain related parties, to convert the shares of preferred stock of BH indicated on Schedule 1 into the number of shares of BH Common Stock indicated on Schedule 1.  Schedule 1 shall reference both the shares of preferred stock and the identity of the related parties.

2. Escrow of Securities.  (a)  Upon execution of this Agreement, the Founder and if necessary, certain Related Parties will deposit 10,415,975 share of BH common stock, 707,916 Warrants (exercisable at 40 cents per share) (the “Escrow Securities”) into an escrow account with ________ (the “Escrow Agent”).  For so long as the Escrow Securities are in escrow, the current owners shall retain all voting rights and the right to receive any distributions or other rights that may accrue with respect thereto except for the proceeds of any sale of the Escrow Securities or the sale of any of the assets of BH.

(b)	If:

(i) the Founder is released from all personal guarantees to FTC (BH’s factor), which for the purposes of this Agreement shall include HG (or another guarantor acceptable to FTC) becoming a co-guarantor on such obligation. Each party shall have a right of contribution from the other party of up to 50% of any payment required under the FTC guarantee,

(ii) Neither HG nor the Company defaults in any of its material obligations in favor of BH under the JV Agreement or the Operating Agreement,

(iii) the JV has not been terminated or dissolved, and

(iv) For the period July 1, 2009 to June 30, 2010, the Company’s sales revenues is equal to or greater than 150% of the full price sales revenue of BH in 2008 for the BH brands to be distributed by the Company, based upon the audited figures of BH’s 2008 actual retail sales to customers paying “full price” and during 2008 and during such period the Company generates a net profit of $1.5 million or more.  BH’s sales figures shall be audited by a CPA firm of HG’s choosing.  Likewise, BH shall be entitled to receive weekly sales figures from the Company and monthly earnings reports, and all sales and earnings reports shall be subject to review by a CPA firm of BH’s choosing.

The sales figures referenced in the foregoing Section 2(b)(iv) are based BH’s representation to HG that 2008 sales would reach $20,000,000.00  Accordingly, the Parties agree that if the above-referenced audited sales figure is less than $20,000,000.00, all Sales & Income Targets shall be reduced on a pro rata basis.

Then the Escrow Securities shall be released to HG.  Further, if the Escrowed Securities are released to HG and if the Founder shall convert any portion of the Convertible Promissory Note into shares, HG shall have the right to buy ½ of the shares issued as a result of such conversion from Founder at the conversion price.

   (c) If on or before, December 31, 2010, HG is not eligible to receive any Escrow Securities pursuant to the foregoing clauses all Escrow Securities shall be returned to the original owner thereof.

   (d) The Founder hereby represents and warrants that as of the date hereof, he and his wife owned, directly or through various entities, 20,829,950 shares of the Common Stock of BH, a warrant to purchase 1,415,832 shares of BH at 40 cents per share and a Convertible Promissory Note convertible into 4,045,233 shares at 40 cents per share  and that none of their children or any entity controlled by any of  them owns in the aggregate more than 200,00 shares of the Company.  If the children or any entity directly or indirectly controlled by the Founder, his spouse or children owned in the aggregate more than 200,000 shares of BH as of July 16, 2008, the Founder shall increase the escrow by ½ of such amount  Founder represents that there ..

3. Option to Purchase Shares BH Common Stock.

Upon the execution of this Agreement, BH will grant HG an option in the form of Exhibit 5 to purchase 10,000,000 shares of BH Common Stock at a per share exercise price of $0.25, which option may be exercised in whole or in part for a period of three years after the Escrow Securities are released to HG as a result of the satisfaction of the conditions set forth in Section 2(b).

 BH will grant to Paul Guez an option in the form of exhibit 5 to purchase 3,000,000 shares of BH common stock at a per share exercise price of $0.25 which option may be exercised in whole part for a period of three years after the Escrow Securities are released to HG.

4.  Board Seat.  HG shall be entitled to one seat on the Board of directors of BH.  The individual must be one as to which BH has no reasonable objection.

5. Taverniti and Yanuk Brands.  Immediately upon formation of the Company, Founder shall assign to BH all of his revenues and distributions derived from his holdings in Taverniti Holdings LLC, the entity that owns all trademarks for the “Taverniti so jeans” brand.  Promptly after the date hereof Founder shall execute such documents as are necessary to transfer his interests in Taverniti Holdings, LLC to BH and deposit the same with the Escrow Agent.  No later than August 30, 2010, Founder shall obtain all necessary consents to transfer to BH his ownership interest in Taverniti Holdings LLC, and if HG is entitled to receive the Escrowed Securities, Founder’s interest in Taverniti Holdings shall be transferred to BH no later than August 31, 2010.   Until such transfer is completed, the Founder will not otherwise transfer his interest in Taverniti Holdings LLC. As consideration for his interest in Taverniti Holdings, upon deposit of the Assignment of his interest in Taverniti Holdings into Escrow, BH shall deposit 5 million shares of its common stock into escrow which shall be released upon released of the Assignment.

Immediately upon formation of the Company, Founder shall assign to BH all of his revenues and distributions derived from the Yanuk brand, except that Founder shall retain his right to all revenues and distributions derived from international licenses of the brand.  Promptly after the date hereof Founder shall execute such documents as are necessary to transfer his interests in Yanuk to BH and deposit the same with the Escrow Agent.  No later than August 30, 2010,  if HG is entitled to receive the Escrowed Securities, Founder’s interest in Yanuk  shall be transferred to BH no later than August 31, 2010.   Until such transfer is completed, the Founder will not otherwise transfer his interest in Yanuk.   Notwithstanding his transfer of his interest in Yanuk, Founder shall be entitled to retain the rights to all international licensing revenues derived from the Yanuk brand.  As consideration for his interest in Yanuk, upon deposit of the Assignment of his interest in Yanuk into Escrow, BH shall deposit 2 million shares of its common stock into escrow which shall be released upon released of the Assignment.

There shall be delivered to HG copies of all international licenses pertaining to Yanuk or Taverniti, which shall be held in confidence.

5.1 Merger.  If the conditions are satisfied and the Escrow Securities are released from Escrow as provided in Section 2(b), and there has been no material changes in the holdings of BH (with the exception of changes resulting from the rights granted to HG in 5.2 below) then promptly thereafter and in all events no later than January 2, 2011, without any additional consideration to HG, the Company or its operations shall be merged or consolidated into BH, the form of such transaction to be as determined to be in the mutual interests of the parties.

5.2 Rights of First Refusal and Consent.  Promptly after the date hereof HG and BH shall enter into an agreement whereby BH shall grant to HG (i) a right of first refusal whereby if BH shall intend to sell any of its equity securities for cash, HG shall have the right to purchase such amounts as is necessary to preserve its relative ownership in BH and (ii) a right of consent whereby BH shall not issue any of its securities (other than those underlying options issued to its employees other than Paul Guez, in the ordinary course of business) for consideration other than cash without the prior consent of HG.

6. Term and Termination. (a) This Agreement shall become effective upon the execution hereof by BH and HG, and it shall continue in effect until the dissolution of the Company.

7. Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of New York, without regard to conflict of law principles.

8. Waiver of Jury Trial. Each Party hereby waives any right to a trial by jury in any action, lawsuit or proceeding to enforce or defend any right under this JV Agreement, or any amendment thereto, and agrees that any action, lawsuit or proceeding will be tried before a court and not before a jury.

9. Non-Waiver of Other Remedies. Failure of any Party to insist upon the strict and punctual performance of any provision hereof shall not constitute waiver of nor estoppel against asserting the right to require such performance, nor shall a waiver or estoppel in one instance constitute a waiver or estoppel with respect to a later breach whether of similar nature or otherwise.  Subject to the foregoing, nothing in this Agreement shall prevent a Party from enforcing its rights by such remedies as may be available in lieu of or in addition to termination

10. Notices. All notices, requests, demands and other communications under this Agreement or in connection herewith shall be given by letter (delivered by hand or by air courier) or by facsimile transmission confirmed by such letter, and shall be addressed to the Parties as follows:

If to BH:	Blue Holdings, Inc.
4901 Zambrano Street
Commerce, California
Attention: Glenn Palmer
Fax: 323 726-6857

With a copy: to:	Vincent J. McGill, Esq.
Eaton & Van Winkle, LLP
3 Park Avenue
New York, New York 10016
Fax: 212 779 9928

If to HG	Headgear, Inc.
3409 Chandler Creek Road
Virginia Beach, VA 23453-2885
Attn: Jeff Watson, Chief Executive Officer
Fax: ___-_________

With a copy to:	Marc X. LoPresti, Esq.
Tagliaferro & LoPresti, LLP
45 Broadway, Suite 2200
New York, New York 10005
Fax: 212-232-2398

If to Founder:	Paul Guez
Apt. 35A
425 E58th Street
New York, New York 10022

With a copy: to:	Vincent J. McGill, Esq.
Eaton & Van Winkle, LLP
3 Park Avenue New York, New York 10016

Any notice, request, demand or other communication shall be effective (i) if given by facsimile, at the time such facsimile is transmitted and the appropriate confirmation is received (or, if such time is not during a normal business day, at the beginning of the following business day), or (ii) if given by air courier, when delivered at the applicable address specified above. Either Party may change its address at any time by written notice to the other Party given pursuant to this Section 11.

11. Entire Agreement. This Agreement supersedes all previous and contemporaneous representations, understandings or agreements, oral or written, between the Parties with respect to the subject matter hereof, and the agreements and documents contemplated hereby contain the entire understanding of the Parties as to the terms and conditions of their relationship. No changes, alterations or modifications hereto shall be effective unless they are in writing and are signed by an authorized representative of each Party.  In the event of any conflict between this Agreement and the Joint Venture Agreement among the parties, the terms of this agreement shall govern.

12. Expenses. Each Party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

13. Severability. In the event that any provision of this Agreement becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, invalid, unenforceable or void, such provision(s) shall be limited or eliminated to the extent necessary so that this Agreement shall otherwise remain in full force and effect without said provision

14. Assignment. Neither this Agreement nor any rights hereunder shall be assignable, directly or indirectly, by any Party hereto without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed.

15. Headings. The headings in this Agreement are included for convenience of reference only and do not substantively affect the terms or interpretation of this Agreement

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

BLUE HOLDINGS, INC.

By:	/s/ Glen Palmer
Glen Palmer
Title:	Chief Executive Officer

HEADGEAR, INC.

By:	/s/ Jeff Watson
Jeff Watson
Title:	Chief Executive Officer

Schedule 1

Preferred Stock Conversion

Name of Holder	Number of Shares of Preferred	Converts into Number of Common Shares
Paul Guez	1,000,000	4,623,589